UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2012

CTS VALPEY CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File No. 1-4184

Maryland	06-0737363
(State or other jurisdiction of incorporation or organization)	(IRS Employer ID No.)

75 South Street Hopkinton, MA	01748-2204
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (508) 435-6831

Valpey-Fisher Corporation

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On January 24, 2012, in connection with the consummation of the merger (the “Merger”) of VF Acquisition Corp., a Maryland corporation (“Merger Sub”), with and into Valpey-Fisher Corporation, a Maryland corporation now called CTS Valpey Corporation (the “Company”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Merger Sub, the Company and CTS Corporation, an Indiana corporation (“Parent”), each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $4.15 per share in cash, without interest.

Item 5.01	Changes in Control of the Registrant.

On January 24, 2012, the Company consummated the Merger, pursuant to which Merger Sub merged with and into the Company, resulting in the Company continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent. The total amount of the consideration payable in connection with the Merger was approximately $19 million, which Parent paid in cash.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, on January 24, 2012, each of Mario Alosco, Gary Ambrosino, Richard W. Anderson, Eli Fleisher, Lawrence Holsborg, Steven Schaefer, Michael J. Ferrantino, Jr. and Ted Valpey, Jr. resigned as directors of the Company. As provided by the Merger Agreement, Vinod M. Khilnani is now the sole director of the Company.

Effective as of the effective time of the Merger, each of the following officers resigned from their respective offices: Walt Oliwa, Senior Vice President Engineering, Michael J. Ferrantino, Jr., President and Chief Executive Officer, and Michael J. Kroll, Vice President, Treasurer and Chief Financial Officer. In connection with the consummation of the Merger and in accordance with the Merger Agreement, the officers of Merger Sub, including Vinod M. Khilnani, President (principal executive officer) and Thomas A. Kroll, Treasurer (principal financial officer), became the officers of the Company as of the effective time of the Merger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the articles of incorporation of the Company. Immediately following the effective time of the Merger, the articles of incorporation of the Company were amended to change the name of the Company to, CTS Valpey Corporation.

Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the Company.

The foregoing description of the articles of incorporation and the bylaws is qualified in its entirety by reference to such documents, which are being filed as exhibits to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At a special meeting of stockholders held on January 24, 2012, the stockholders of the Company approved and adopted the Merger Agreement and the Merger, approved by non-binding advisory vote certain compensation arrangements for executive officers of the Company holding such offices immediately prior to the Merger, and approved an adjournment of the special meeting, if necessary, including to solicit additional proxies if there were not sufficient votes for the proposal to approve the Merger. The following are the vote totals for each matter voted upon:

PROPOSAL	FOR	AGAINST	ABSTAIN
Plan of Merger	3,660,162	5,593	1,180
Advisory Vote	3,597,734	36,053	33,148
Adjournment of Meeting	3,647,402	13,528	6,005

Item 8.01	Other Events.

On January 24, 2012, pursuant to the terms of the Merger Agreement, the parties consummated the Merger and Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly-owned indirect subsidiary of Parent. Further, as a result of the Merger, each issued and outstanding share of common stock of the Company was cancelled and retired and automatically converted into the right to receive $4.15 per common share, in cash, without interest.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended Articles of Incorporation of VF Acquisition Corp.

3.2	Articles of Amendment of VF Acquisition Corp.

3.3	Bylaws of VF Acquisition Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS VALPEY CORPORATION

Date: January 30, 2012	By:	/s/ Vinod M. Khilnani
	Name:	Vinod M. Khilnani
	Title:	President

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended Articles of Incorporation of VF Acquisition Corp.

3.2	Articles of Amendment of VF Acquisition Corp.

3.3	Bylaws of VF Acquisition Corp.